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                                                                   Exhibit 10(o)

December 1, 2003


Mr. Ralph Horn
First Tennessee Bank
4385 Poplar OCC 2nd Floor
Memphis, TN 38117

Dear Ralph,

This letter describes the components of the special separation package approved by the Human Resources Committee of First Tennessee National Corporation (the "Company"). This letter also contains a Non-Solicitation and Non-Compete Agreement.


I.       Employee Benefits

         Pension and Supplemental Retirement

         Based on an election of the 50% Joint & Survivor Annuity Option for your early retirement benefit under the FTNC Pension Plan, you will receive approximately $6984 each month beginning in January 2004.

         In addition to the monthly pension benefit, you will receive a supplemental retirement payment of approximately $477,468 per year which will be paid in bi-weekly payments of approximately $18,364 beginning in January 2004. These payments are also based on the 50% Joint & Survivor Annuity Option. The total monthly payments from FTNC Pension and supplemental retirement will be approximately $46,773*.

         All of these payments will be eligible for any cost of living increases that may be provided in the future to retirees through the FTNC Pension Plan.

         *These numbers are estimates. These amounts will be finalized after your retirement date December 31, 2003. However, please note the pension payment and supplemental payment combined will equal $561,276 per year.




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         Deferred Compensation

         Your account in the Directors and Executives Deferral Plan will continue to accrue interest at the Applicable Rate. The first payment will be made on or about the January 31st following your 65th birthday (i.e. January 31, 2007). The monthly payment, based on the current Applicable Rate, will be $40,842.50 per month ($490,110 annually) for a period of 180 months (or 15 years). A summary of your total projected benefits under the Deferral Plan will be provided to you.

         Restricted Stock

         There are currently 49,258 shares of restricted FTNC stock in your TARSAP account. Subject to remittance to the Company of all applicable withholding taxes, the Committee has approved that the Company release the restrictions on these shares that are currently not vested. These restrictions will be released on January 2, 2004.

         Medical Insurance

         You may continue your medical coverage, as an early retiree, provided you make the necessary premium payments. At your death, your spouse will have free coverage for two years and at the end of the two years, she can continue coverage by paying the necessary premiums unless she remarries or becomes covered by another group medical plan. As is the case with all of our retirees, First Tennessee reserves the right to change premiums, make plan revisions or terminate the plan at any time.

         Executive Survivor Life Insurance

         At your death, a survivor's income benefit will be paid under the Company's Survivor Benefits Plan to your beneficiary. The benefit will be equal to two times your final year's base salary (exclusive of incentive or bonus compensation). This taxable survivor's benefit, based on your estimated final salary, will be $1,840,852. In the event of a Change in Control, your benefit under the Plan cannot be reduced.

         Group Life Insurance and Voluntary Group Life

         You have $50,000 of group term life insurance that will cease as of December 31, 2003. You have no voluntary group life insurance.

         You may convert your group term life insurance coverage to a whole life insurance policy within 31 days of your coverage ending. Please contact us if you would like a conversion form.

         Stock Options

         All outstanding options will continue to vest as scheduled upon your retirement. Unexercised management options will expire three years after date of retirement and unexercised deferral options will expire five years after date of retirement.



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         Office Space

         You will be provided office space beginning January 2004 at a mutually agreed upon location until you reach age 75.

         Administrative Support

         You will be offered administrative support paid for by the Company until age 75.

         Financial Counseling

         You may use financial planning and tax preparation services at your discretion, paid for by FTN. This benefit will be available to you until age 75.


These benefits extensions are in addition to other benefits to which you would otherwise be entitled upon your Early Retirement.


II.      Release and Waiver
         In consideration for the benefits described in paragraph I above, and other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge First Tennessee National Corporation, and any and all of their predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney's fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Bank, or your termination, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the amendments to Title VII of the Civil Rights Act of 1991; The Federal Americans with Disabilities Act of 1990; and the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, (the "ADEA"), the Tennessee Human Rights Commission Act, Tennessee Code Annotated section 4-21-101 et seq., and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), or any other federal or state, local, city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement.


III.     Acknowledgment of Compliance
         Because this Agreement includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act ("OWBPA") of 1990





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         and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors to review this Agreement.

         Your signature below also acknowledges that you understand that you have twenty-one (21) full days to consider whether to sign this Agreement. By signing this Agreement on the date shown below, you voluntarily elect to forego waiting twenty-one (21) full days to sign this Agreement. You agree that any change, material or immaterial, to the terms of this Agreement does not restart the running of the twenty-one (21) day period.


IV.      Right of Revocation
         Your signature also acknowledges that, in Compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this must be in writing, addressed to the Company, attention William J. Schwindt, and the Company must be notified within the foregoing seven-day period. This Agreement will not become effective or enforceable until the expiration of the seven-day period. In no event shall payment be made by the Company on or before the effective date.


V.       Confidentiality and Non-Disclosure
         In order to protect the legitimate interests of the Company, and its subsidiaries, you agree that you will not disclose to others, whether directly or indirectly, any proprietary information relating to the Company's business plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company.

         This obligation of confidentiality and non-disclosure shall also apply to the content and substance of this letter, except, of course, it may be disclosed to any attorney, financial or tax consultant from whom you seek advice. If the confidentiality provisions of this Agreement are violated by you, then you will be responsible for all costs and enforcement costs including, but not limited to, attorney's fees.

         Nothing in this Agreement, including the remedy provisions for breach, limit in any way your right to challenge the validity of this Agreement in a legal proceeding under OWPBA with respect to claims under the ADEA.


VI.      Non-Solicitation and Non-Compete

         A. Non-Solicitation / Non-Hire - For a period of three (3) years following the termination of your employment, and for such additional period beyond the three years that you continue to receive compensation from the Company, you agree that you will not, either on your own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, or encourage to leave the employment of the




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              Company any person who is then an employee of the Company or who was an employee of the Company within six months of the date of such hiring, soliciting, or encouragement to leave the Company.

         B. Non-Compete - For a period of three (3) years following the termination of your employment, and for such additional period beyond the three years that you continue to receive compensation from the Company, you agree not to compete with the Company or any and all of its subsidiaries, parents or affiliates, by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with a financial services business, or any affiliate thereof, which is in competition with the Company and has a business location within fifty (50) miles of Memphis or any of its affiliated banking offices in Tennessee, unless you have received the prior written consent of the Employee Services Division Manager.

              You acknowledge and agree that the restrictions set forth in paragraphs V & VI hereof are reasonable and necessary for the protection of the Company business and goodwill. You further agree that if you breach or threaten to breach any of your obligations in sections V and VI of this Agreement, the Company, in addition to any other remedies available to it under the law, may obtain specific performance and/or injunctive relief against you to prevent such continued or threatened breach. You also acknowledge and agree that the Company shall be reimbursed by you for all attorney's fees and costs incurred by it in enforcing any of its rights or remedies under sections V and VI of this Agreement.


VII.     Return of Documents
         By your signature, you acknowledge and confirm that you have returned to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property have been retained by you.


VIII.    Binding Effect
         Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you and the Company and its respective successors, assigns, heirs and personal representatives, as is discussed in paragraph II above.


IX.      Severability
         A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.


X.       Drafting
         This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.




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XI.      Captions
         The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.


XII.     Sole Agreement
         By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.


YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.


This Agreement is signed in duplicate originals at First Tennessee National Corporation Memphis, Tennessee.


The benefits which have been approved by the Human Resources Committee are, of course, conditioned on your acceptance of the terms of this letter, expressed by your signature in the space provided below.


Sincerely,


/s/ Sarah L. Meyerrose
----------------------------------
Sarah L. Meyerrose
EVP Corporate & Employee Services


I HAVE READ, UNDERSTOOD AND KNOWINGLY AND VOLUNTARILY SIGNED AND ACCEPTED WITH FULL KNOWLEDGE OF MY RIGHTS ON THE DATE SET FORTH BELOW.


/s/ Ralph Horn                               12/10/03
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Ralph Horn                                   Date


Witnessed by:


/s/ Debbie Golladay                          12/10/03
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                                             Date